EXHIBIT 12.1

                  IKON OFFICE SOLUTIONS, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)





                                                                                Fiscal Year Ended September 30
                                                      ------------------------------------------------------------------------------

                                                      1997                  1996            1995            1994             1993
                                                      -------------     -------------    ------------    -----------    ------------

Earnings
      Income from continuing operations               $    122,362      $    164,893     $   115,011     $    1,996     $    61,276
      Add:
          Loss from unconsolidated affiliate                                                                117,158           2,538
          Provision for income taxes                        90,751           107,984          75,501         41,315          40,093
          Fixed charges                                    192,021           127,970          82,672         60,481          49,524

                                                      -------------     -------------    ------------    -----------    ------------

      Earnings, as adjusted                    (A)    $    405,134      $    400,847     $   273,184     $  220,950     $   153,431
                                                      =============     =============    ============    ===========    ============



Fixed charges
      Other interest expense, including
          interest on capital leases                  $    146,117      $    105,222     $    61,888     $   44,096     $    39,044
      Estimated interest component of
          rental expense                                    27,203            22,748          20,784         16,385          10,480
      Prepayment penalties on early
          extinguishment of debt                            18,701
                                                      ------------      ------------     -----------     ----------     -----------
      Total fixed charges                      (B)    $    192,021      $    127,970     $    82,672     $   60,481     $    49,524
                                                      ============      ============     ===========     ==========     ===========


Ratio of earnings to fixed charges
                   (A) divided by (B)                         2.1(1)             3.1(2)          3.3            3.7             3.1
                                                              ===                ===             ===            ===             ===
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(1)  Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1997 is 2.8.

(2) Excluding the effect of transformation costs, the ratio of earnings to fixed charges for the fiscal year ended September 30, 1996 is 3.3.